September 13, 2010

Dear Nancy,

On behalf of RBS Citizens, N.A. (“RBS” or “the Company”), I am pleased to offer you the position of Chief Risk Officer, Citizens Financial Group, Group Executive, beginning on September 27, 2010 (“Start Date”). The role reports dually, to the Group Deputy CRO and to the Chairman and CEO of Citizens Financial Group, Inc. and RBS Americas. In addition, this role has a reporting relationship to the RBS Americas Chief Risk Officer for the purposes of regional oversight and coordination.

1. Position and Function

You shall be based in Providence, Rhode Island and at any time thereafter within a 50 mile radius. Your employment may require domestic and international travel appropriate to your duties and responsibilities. RBS reserves the right to transfer your employment to any existing or future parent, subsidiary, affiliate, division, branch of RBS or their respective successors, (collectively “affiliate”). During your employment, you will devote your full time and best professional efforts to providing services to RBS and its affiliates, including The Royal Bank of Scotland, plc located in North America, and The Royal Bank of Scotland Group Plc (“the Group”).

2. Compensation

2.1. Base Salary. You will be paid a base salary of $575,000 per annum, payable in bi-weekly installments as it is earned. Your salary will be reviewed annually.

2.2. You will be eligible to take part in your business unit’s bonus / incentive program (“the Bonus Program”), The Bonus Programrewards performance during the financial year from January 1 to December 31, and is based on achievement against a mix of targets, which may include personal, team, business, Company targets and external economic considerations. The Bonus Program is subject to change at the discretion of the Company and incorporates the terms of any Company deferred bonus plan which may be in effect from time to time. Please be advised that any Bonus Award will be subject to the payment terms and schedule set forth in the Company’s deferred bonus plan then in effect for similarly situated employees including the nature of award, any deferral, vesting and/or reduction provisions associated with such plan. Any decisions with respect to whether or not to make an award to you under the Bonus Program, and the nature, amount and/or timing of any such award shall be at the sole discretion of the Company. Currently the target discretionary award for your position is 200% of your annual base salary with a maximum of 250% of your annual base salary.

2.3. 2010 Guaranteed Discretionary Award. Notwithstanding the above, for calendar year 2010 only, provided you have not been terminated for Wrongful Conduct (as defined below) prior to the day the Company pays or grants any award to all employees generally, in 2010, the Company will allocate you a minimum of $1,150,000 into the Company’s Deferral Plan then in effect (the “2010 Guaranteed Discretionary Award”). Please be advised that the 2010 Guaranteed Discretionary Award will be subject to the payment terms and schedule set forth in the Company’s Deferral Plan then in effect for similarly situated employees including the nature of award, any deferral, vesting and/or reduction provisions associated with such plan.

2.4. Stock Buy-Out. As a result of joining the RBS Group and in recognition of the forfeited value in association with Citigroup’s stock schemes you are eligible for the following conditional award (“Conditional Award”). The Conditional Award will be subject to you providing proof (in a form acceptable to the Group) of the existence and forfeiture of such entitlements as a result of your employment at RBS.

The Conditional Award will be granted pursuant to the 2010 RBS Long Term Incentive Plan (“2010 LTIP”) in the form of shares.

The Conditional Award will be awarded in accordance with the following schedule:

Date                                     Number of Shares
1/20/2011                                     43,428
1/20/2012                                     29,500

Please be advised, the Conditional Award will be subject to the terms of the 2010 LTIP (including but not limited to those terms concerning the cessation of employment), whether implemented before or after your contract commences. The Company reserves the right to change the rules of the 2010 LTIP, or to cancel or replace it, at any time (including, for the avoidance of doubt, during any financial year) in its sole discretion and, for the avoidance of any doubt, such change may have a retrospective effect.

If within 12 months of your start date with the RBS Group your employment terminates (or notice to terminate your employment is given by either party) on the grounds of or in circumstances involving:

•gross misconduct; or

•gross negligence; or

•performance in circumstances where your acts or omissions cause a material breach of regulatory requirements; or

•performance in circumstances where your acts or omissions cause material damage to the reputation of the RBS Group; or

•performance in circumstances where your actions or omissions have caused a material financial misstatement such that the results for the business unit or profit centre in which you work have subsequently appeared materially inaccurate or misleading; or

•performance in circumstances where the business unit or profit centre in which you work has made a loss out of business that could reasonably have been risk-managed by you, you will be responsible for repaying any installments of the Conditional Award that have been received by you (following any applicable tax and other statutory deductions) to the RBS Group within 14 calendar days of the date of termination of your employment.

If before the final installment is paid your employment has terminated (whether or not in accordance with this offer letter) or either party has given notice to terminate your employment for any of the reasons, or in any of the circumstances, set out above you will not be entitled to receive any of the outstanding installments of the Conditional Award.

The Company also reserves the right to withhold vesting of the Award pending the outcome of any disciplinary procedures relating to any matter or matters which the Company could treat as grounds for termination of employment. If you are subsequently dismissed or resign for any reason other than one of the “good leaver” exceptional circumstances set out in the LTIP, you will not be entitled to receive any unvested awards of RBS Group shares under the Award (including, for the avoidance of doubt, the unvested award that has been withheld pending the outcome of the disciplinary procedure) and may have to repay the full value of any RBS Group shares already received by you as set out in the preceding paragraphs.

In the event of any conflict, the rules of the 2010 LTIP shall take precedence over the terms of this letter.

2.5. Long Term Incentive Award. You will be eligible to participate, at the sole discretion of the Royal Bank of Scotland Group Remuneration Committee, in The Royal Bank of Scotland Long Term Incentive Plan (the ‘’LTIP’’). Your eligibility for participation will be in line with the normal practice for the RBS North American businesses. Eligibility does not guarantee your receipt of an Award. Notwithstanding the above, for calendar year 2010 only, provided you have not been terminated for Wrongful Conduct (as defined below) prior to the day the Company grants any award to all employees generally (expected to be in April 2011), the Company will grant you a minimum long-term incentive award of 73% of your annual base salary under the long-term incentive plan then in effect (the “2010 Guaranteed LTI Award”), Please be advised that the 2010 Guaranteed LTI Award will be subject to the terms set forth in the Company’s LTIP then in effect for similarly situated employees Including the nature of award, vesting and/or reduction provisions associated with such plan. In the unlikely event that the RBS Group Remuneration Committee does not approve an LTIP for awards in 2011, an award of equivalent value to the 2010 Guaranteed LTI Award will be made in an alternative form.

2.6. Taxes and Other Withholdings. Where applicable, all amounts of compensation paid to you shall be paid subject to applicable income and employment taxes and other required withholdings.

3. Benefits

All benefit plans are subject to modification or termination at the Company’s discretion.

     3.1. The paid time off (PTO) policy is designed to ensure that all employees are allowed time away from work, Your PTO entitlement will be 27 days. For 2010, you are eligible for a pro-rated portion based on the 1st of the month following the month you are hired as long as your Start Date is on or before September 30.

     3.2. You will also be eligible for other benefits, which shall be subject to the Human Resources policies applicable to RBS employees as may be amended from time to time. You are eligible to participate in the RBS employee benefits program, which includes but is not limited to medical, dental, disability, accident and life insurance coverage, as well as a 401(k) Retirement Savings Plan, in accordance with the terms and conditions of the applicable plan documents. Some of these plans require contributions for coverage that are made through payroll deductions.

You will receive a Notice to Enroll approximately two weeks after your Start Date, along with detailed Information about your eligibility and online enrollment instructions at www.RBSAmericasHR.com

3.3 If, within 36 months of your Start Date, the Company terminates your employment for any reason other than Wrongful Conduct or serious underperformance, or you resign due to any substantive change in your role or reporting line, you will be eligible to receive a lump sum severance payment equal to 12 months of your Base Salary in effect as of your Termination Date. Notwithstanding the above, prior to the Company terminating your employment for serious underperformance during the first 36 months of your employment, the Company shall give you notice of the basis for the Company’s view that you are seriously underperforming and give you 30 days to cure such serious underperformance. If the serious underperformance is not cured, the Company may terminate your employment and you will not be severance eligible. This cure period does not change your status as an at-will employee nor does it impact your right, or the Company’s right, to terminate the employment relationship at any time.

Payment of severance benefits will be made on the sixtieth day (60th) following your Termination Date provided that you have executed and not revoked a release in a form provided by the Company. It is agreed that to the extent the release contains a restrictive covenant provision of any kind, such restrictive covenant shall be no more onerous than any restrictive covenant you have already agreed to with the Company as of the date you execute the release.

3.4 If you choose to relocate during the first year of your employment, you will be eligible to receive the benefits outlined in the Executive Relocation Program in effect as of your Start Date. In the event that you relocate during the second year of your employment, you will be eligible to receive the benefits outlined in the Executive Relocation Program that is then in effect.

4. Non-solicitation

You agree that during your employment and for 365 days following your termination of employment for any reason, you will not directly or indirectly solicit (through any person, corporation, partnership or other business entity of any kind), hire, recruit, induce, entice, influence, encourage, or assist in soliciting or hiring, any person who is employed during such period by RBS or its affiliates; nor will you directly or indirectly induce any such person to: (a) terminate his or her employment or (b) accept employment with anyone other than RBS or its affiliates.

You also agree that during your employment, including your Notice Period (as more fully defined below), and for 365 days following your termination of employment for any reason, you will not directly or indirectly (through any corporation, partnership or other business entity of any kind) solicit, assist in soliciting for business or entice away or in any manner attempt to persuade any client or customer or prospective client or customer to discontinue or diminish his, her or its relationship or prospective relationship with the Company, or otherwise provide business to any person, corporation, partnership or other business entity of any kind other than the Company, The restrictions in this paragraph shall apply only: (1) to clients, customers or prospective clients or customers introduced to you by RBS, its affiliates or its parent the RBS Group; or (2) any customer of RBS or its affiliates (whether introduced to you through RBS, its affiliates or its parent the RBS Group, or previously known to you) with whom you had contact during your employment by RBS (including your Notice Period); or (3) any customer or client of RBS whose identity as a client or potential client became known to you as a result of your employment at RBS.

You agree that the provisions of the preceding paragraph are reasonable and that in the event you violate any of them, you acknowledge that RBS will be subject to irreparable harm entitling it, in addition to statutory or common law remedies, to Immediate injunctive or equitable relief. You hereby acknowledge that, but for these provisions, RBS would not agree to the financial commitment contemplated by this offer letter.

5. Termination for Wrongful Conduct

For purposes of the above, “Wrongful Conduct” means: (a) your conviction of or plea of guilty or nolo contendere to a felony or to a misdemeanor involving dishonesty or breach of trust; (b) your willful misconduct or negligence in the conduct of your duties, including the willful failure to abide by reasonable instructions of RBS management; (c) a determination by RBS that you have violated federal or state securities laws or regulations or banking laws or regulations; (d) fraud or embezzlement against RBS, its affiliates and/or its clients; (e) a determination by RBS that you have committed a material violation of compliance policies, ethical standards or have committed a violation of the Group’s Global Code of Conduct; or (f) a determination by RBS that you have engaged in conduct which is materially injurious to the business or reputation of RBS or its affiliates.

6. Confidentiality

As a condition of your employment, you will be required to sign our Declaration of Secrecy on your first day of employment or on a move to a new employer within the Group and have this witnessed by a member of staff. You are required to comply with its terms at all times, including after the termination of your employment.

7. Credit Checks

The Group reserves the right to carry out searches about you through credit reference agencies or through our own customer records at any time during your employment. We will only retain the information about you which we obtain from these searches for as long as we need. You have the right of access to your personal records held by credit reference agencies. We will supply their names and addresses upon request, to help you to exercise your right of access to those records.

In signing this employment offer you hereby give permission for the Group or its subsidiary companies and/or their appointed agents to carry out such credit reference searches in relation to you, including searches of customer credit records, during the term of your employment, as it considers necessary from time to time for the purposes set out in this clause. To the extent required under applicable law, your written consent will be obtained each time any such credit check is to be undertaken with a credit reference agency.

8. Notice of Intent to Leave

You agree that you will provide RBS with 30 days prior written notice of your intent to leave the employ of RBS for any reason (the “Notice Period”). From the date that you notify RBS of your intent to leave your employment to the last day of your employment (your “Termination Date”), you will continue to be an employee and you will continue to be entitled to receive your Base Salary (but not a Discretionary Award). Your fiduciary duties and other obligations as an employee of RBS will continue and you will cooperate in the transition of your responsibilities. RBS shall, however, have the right, in its sole discretion, to direct that you no longer come in to work.

9. Employment During Notice - Garden Leave

9.1.     At any stage during your Notice Period we may instruct you to remain away from work on garden leave. We have absolute discretion to do this without any requirement to give you a reason.

9.2.     If you are placed on garden leave;

9.2.1.	you must be available for work but we are not obliged to provide you with any work and may require you to perform different, but substantially related, duties/tasks from your normal duties;

9.2.2.     you will continue to receive your Base Salary and benefits;

9.2.3.	you will not be entitled to any discretionary and performance related Discretionary Award or incentive payments - these will not accrue while you are not carrying out your normal duties;

9.2.4.	you may not contact or attempt to contact without our prior written consent, any client, customer, agent, professional adviser or broker of any company in the Group, and

9.2.5.     all other terms of your employment will remain in full force and effect until the end of the Notice Period.

10. Policies and Procedures

The Group has adopted a number of employment and business policies and procedures. These exist to ensure the business operates effectively and for the welfare and interests of our staff. You will have access to all of our policies and procedures when you join us on the Group’s intranet or from your line manager. You must familiarize yourself with them and you agree to be bound by them.

We reserve the right to change existing policies and procedures or introduce new ones from time to time, Information about new policies and procedures or changes to existing ones will be communicated through the Group’s intranet and employee communications.

11. Governing Law and Interpretation

This offer shall be governed and conformed in accordance with the laws of the state of Massachusetts without regard to its conflict of laws provisions. Should any provision of this offer letter be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this offer letter in full force and effect.

12. Employee Representation

12.1. In accepting this offer, you represent and warrant to RBS that you are not subject to any agreement or understanding with any current or prior employer or business (or any other entity or person) which would in any manner preclude you from fulfilling any of the duties or obligations you would have with RBS or which would result in any additional payment from RBS. You further recognize and agree that, to the extent you possess any confidential, proprietary or trade secret information of a third party, you may not and shall not use or disclose such information in performing your duties for RBS.

12.2. You understand that as a condition of your employment, you will be asked to complete various benefit and legal forms, including an acknowledgement of policies and procedures, specifically the Global Code of Conduct. You will also need birth dates and social security numbers of any dependents you wish to cover under the benefits program.

You will receive an e-mail instructing you to complete an Electronic Communications Agreement, Notice and Authorization form and the Personal Information sections of your online application within 24 hours. The Notice and Authorization form authorizes us to start the background check process.

Please note that this offer is contingent on the results of the background check being satisfactory to RBS, as well as your successful completion of all facets of RBS’ pre-employment screening process, which may include, among other things, RBS’ receipt of satisfactory references. Please be advised that this offer may be withdrawn or your employment terminated in the event that the results of your background check or any facet of your screening process is unsatisfactory to RBS.

This offer is also contingent upon your ability to provide documents which prove your identity and demonstrate your authorization to work in the United States, in compliance with the Immigration Reform Act. A list of acceptable documentation is included in the enclosed materials. Please be prepared to provide this information on your first day of employment. Federal law requires that, if this documentation is not provided within 3 business days of your Start Date, you will be removed from the payroll.

Please note that employment with RBS is at-will, meaning that you may be terminated at any time with or without cause, and with or without notice, and nothing in this letter should be construed as creating a contract of employment for a fixed duration.

Please indicate your acceptance of this offer by signing below and returning a copy of this letter to us by September 20, 2010 via fax to [—].

This offer letter, along with its attachments, the documents referenced herein, and any and all policies promulgated by the Company, comprise the entire understanding between you and the Company regarding the terms and conditions of your employment with the Company, and fully supersede any and all prior verbal or written communications regarding those terms and conditions that are not outlined herein including but not limited to any representations related to any discretionary or performance-related award or incentive or other compensation. The terms of this letter may not be altered, modified, or amended except by written instrument signed by you and approved by a duly-authorized representative of the Company, which attaches a copy of this letter. No verbal promises may be made by any officer or employee of the Company as to eligibility for or the guarantee of any receipt of any discretionary and/or performance-related awards in association with the Discretionary Award Program or any other types of incentive payments or awards.

Nancy, congratulations. We look forward to you joining the team.

Kind regards,

/s/ Susan M. Mason

Susan Mason
RBS Citizens, N.A.

Accepted and Agreed:

/s/ Nancy Shanik____________________________________________________
Nancy Shanik

EXECUTIVE AGREEMENT ADDENDUM

This EXECUTIVE EMPLOYMENT AGREEMENT ADDENDUM (the "Addendum") is made as of January 20, 2015 by and between Citizens Financial Group, Inc. (the "Company") and Nancy Shanik ("Executive").

This Addendum is a supplement to your offer letter dated September 13, 2010. The terms of this Addendum shall be incorporated by reference therein and become terms and conditions of your continued employment. The terms of this Addendum shall supersede any conflicting terms found in your offer letter. This Addendum may not be altered, modified, or amended except by written instrument signed by the parties hereto.

TERMS AND CONDITIONS:

Section 1. At-Will Employment and Notice of Intent to Leave.

(a)Executive’s employment with the Company shall be strictly "at-will" and not for any fixed term. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter, or change the strictly "at-will" nature of her employment relationship with the Company. Both Executive and the Company retain the right to terminate Executive’s employment at any time, for any reason or no reason. Executive understands and agrees that, as an at-will employee, the Company may terminate her employment without advance notice. Executive may terminate her employment for any reason (a “Resignation”) effective 90 days following her delivery of written notice of termination to the Company's Board of Directors (the “Notice Period”).

(b)Upon receipt of a Resignation from Executive, the Company may, in its sole discretion, waive the Notice Period, in which case Executive will be permitted to terminate immediately. Under such circumstances the Company will not be obliged to pay in lieu of notice. Alternatively, the Company may direct Executive not to report to work unless otherwise requested by the Company (“Garden Leave”). During any period of Garden Leave:

(i)Executive will remain an employee of the Company and will continue to be paid her then base salary and continue to be eligible for employee benefits, excluding any discretionary award;

(ii)Executive will be expected to continue to undertake such duties and responsibilities as are assigned to Executive by the Company's Board or Chief Executive Officer, including duties to assist the Company with her transition from the Company and maintaining the Company’s business, business relationships, and goodwill. Notwithstanding the foregoing, the Company reserves the right to suspend any or all of Executive’s duties and powers and to relocate her office to her personal residence for all or part of her Garden Leave;

(iii)Executive will remain bound by all fiduciary duties and obligations owed to the Company and required to comply with all Company policies and practices; and

(iv)Executive may not, without the prior written consent of the Company or except in the discharge of duties and responsibilities in accordance with clause (ii) above, contact or attempt to contact any client, customer, agent, professional adviser, employee, supplier or broker of the Company or any of its parents or subsidiaries.

Section 2. Non-Solicitation.

(a)Non-Solicitation of Employees. Executive agrees that, at any time during her employment with the Company, its parents, subsidiaries, affiliates or any successor organization, and during the 12 month period following Executive's termination of employment for any reason ("Restricted Period"), Executive shall not, directly or indirectly, hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire, any person who is employed by the Company or any of its parents, subsidiaries or affiliates during the Restricted Period, nor shall Executive directly or indirectly induce any Company employee to terminate his or her employment or accept employment with anyone other than the Company, or otherwise interfere with the relationship between the Company and any of its employees, during the Restricted Period.

(b)Non-Solicitation of, and Non-Interference with, Customers and Vendors. Executive agrees that during her employment with the Company and during the Restricted Period, Executive shall not, directly or indirectly, for any person or entity other than the Company, solicit or assist in soliciting for business any customer of the Company, its parents, subsidiaries or affiliates nor will Executive induce or encourage any such customer to terminate its relationship with the Company, its parents, subsidiaries or affiliates or to divert business away from the Company, its parents, subsidiaries or affiliates, provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision.

(c)Representations. Executive agrees that all of the foregoing restrictions are reasonable and necessary to protect the Company’s business and its Confidential Information and that her employment by the Company, along with the benefits and attributes of that employment, is good and valuable consideration to compensate her for agreeing to all restrictions contained in this Addendum. Executive also acknowledges, represents and warrants that her knowledge, skills and abilities are sufficient to permit Executive to earn a satisfactory livelihood without violating these provisions.

(d)Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 2 to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Addendum is an unenforceable restriction against Executive, the provisions of this Addendum shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Addendum is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 3. Confidentiality; Ownership of Materials; Duty to Return Company Property.

(a)Confidential Information. Executive may not at any time (whether during her employment with the Company or after termination for any reason) disclose to any unauthorized person, firm or corporation or use or attempt to use for her own advantage or to the advantage of any other person, firm or corporation, any confidential information relating to the business affairs or trade secrets of the Company or any of its parents, subsidiaries or affiliates, or any confidential information about (howsoever obtained) or provided by any third party received during the course of or as a result of her employment (the “Confidential Information”). Confidential Information includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Company contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, intellectual property, research activities and any Company or Company affiliate information which may be deemed to be commercially or price sensitive in nature, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labeled as “confidential”. It also includes, without limitation, any information contained in documents marked “confidential” or documents of a higher security classification and other information which, because of its nature or the circumstances in which Executive receives it, Executive should reasonably consider to be confidential. The Company reserves the right to modify the categories of Confidential Information from time to time.

(b)Exclusions. The provisions of this Section 3 shall not apply to:

(i)information or knowledge which subsequently comes into the public domain other than by way of unauthorized use or disclosure by Executive;

(ii)the discharge by Executive of her duties hereunder or where her use or disclosure of the information has otherwise been properly authorized by the Company;

(iii)any information which Executive discloses in accordance with applicable public interest disclosure legislation; or

(iv)any disclosure required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information.

(c)Due Care. Executive shall exercise all due care and diligence and shall take all reasonable steps to prevent the publication or disclosure by Executive of any Confidential Information relating, in particular, but not limited to, actual or proposed transactions, of any employee, customer, client or supplier (whether former, actual or potential) of any member of the Company, including partnerships, companies, bodies, and corporations having accounts with or in any way connected to or in discussion with any member of the Company and all other matters relating to such customers, clients or suppliers and connections.

(d)Duty to Return Confidential Information and Other Company Property. All reports, files, notes, memoranda, e-mails, accounts, documents or other material (including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of her employment (whether during or after) are and shall remain the sole property of the Company and, following her termination of employment or at any other time upon the Company’s request, to the extent within her possession or control, shall be surrendered by Executive to the duly authorized representative of the Company.

(e)Reasonableness. Executive agrees that the undertakings set forth in this Section 3 are reasonable and necessary to protect the legitimate business interests of the Company and its members both during, and after the termination of, Executive's employment, and that the benefits Executive receives through continued employment are sufficient compensation for these restrictions.

Section 4. Intellectual Property and Developments.

(a)Executive agrees that all developments and intellectual property are the sole and exclusive property of the Company and hereby assigns all rights to such developments and intellectual property to the Company. Executive agrees, at the Company’s expense at any time during her employment or thereafter, to sign all appropriate documents and carry out all such reasonable acts as will be necessary to identify and preserve the legal protection of all developments and intellectual property; however, the Company will have no obligation to compensate Executive for her time spent in connection with any assistance provided unless otherwise required by law. Notwithstanding the foregoing, Executive understands that no provision in this Section is intended to require assignment of any of her rights in an invention for which Executive can prove no equipment, supplies, facilities or Confidential Information or trade secret information of the Company was used, which invention was developed entirely on her own time, and which invention Executive can prove: (i) does not relate to the business of the Company or the actual or demonstrably anticipated research or development of the Company; or (ii) does not result from any work performed by Executive for the Company.  To the extent compatible with applicable state law, these provisions do not apply to any invention which is required to be assigned by the Company to the United States Government.  Executive waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, pursuant to this Section 4.

(b)Executive agrees to promptly submit to the Company written disclosures of all inventions, whether or not patentable, which are made, conceived or authored by Executive, alone or jointly with others, while Executive is employed by the Company.

Section 5. Certain Agreements.

(a)Data Protection. Executive shall familiarize herself with the Company’s Data Protection policy, procedures and accountabilities. Executive acknowledges that any breach of these procedures may result in the immediate termination of her employment.

(b)Personal Information. Executive acknowledges and agrees that the Company is permitted to hold personal information about her as part of its personnel and other business records and, in accordance with applicable law, may use such information in the course of the Company’s business.

(c)Credit Data. The Company reserves the right, upon five (5) days prior written notice, to, and Executive agrees that the Company may, in accordance with applicable law, carry out searches about Executive through credit reference agencies or through the Company’s customer records at any time during her employment for purposes of identifying any serious debt or other significant financial difficulties of Executive for the purposes of detecting, eliminating or mitigating any particular risk of employee fraud or theft. The Company will only retain the information about Executive which the Company obtains from these searches in accordance with applicable law and for so long as is needed for the purposes set out above (subject to any legal (including any regulatory) obligation which requires the Company to retain that information for a longer period). The credit reference agency will record details of the search but these will not be available for use by lenders to assess the ability of Executive to obtain credit. Executive has the right of access to her personal records held by credit reference agencies. The Company will supply the names and addresses of such agencies upon request, to help Executive to exercise her right of access to such records.

(d)Indebtedness. For the reasons referred to above, the Company expects Executive to manage her personal finances responsibly. The Company requires that Executive draw to the attention of her manager any serious debt or significant financial difficulties that she may have, including those which result in court action being taken against Executive.

Section 6. Medical Exams.

Executive shall at any time (including during any period of incapacity) at the request and expense of the Company submit to medical examinations by a medical practitioner nominated by the Company, to the extent permitted by applicable federal and state law. Executive agrees, and hereby authorizes, that the results of any such medical examination be disclosed to the Company, subject to the provisions of the United States Health Insurance Portability and Accountability Act of 1996.

Section 7. Tax Compliance.

All compensation paid to Executive is intended to, and reasonably believed to, comply with Internal Revenue Code Section 409A as well as other tax related laws and regulations to the extent it does not fall into any applicable exclusion.

Section 8. Remedies.

The Company and Executive agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of her failure to observe any of her obligations of Sections 2, 3 or 4 of this Addendum. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and acknowledges that nothing contained within this Addendum shall preclude the Company from seeking or receiving any other relief, including without limitation, any form of injunctive or equitable relief. Executive also agrees that, should she violate the provisions of Section 2 and its subsections such that the Company shall be forced to undertake any efforts to defend, confirm or declare the validity of the covenants contained within Section 2 of this Addendum, the time restrictions set forth therein shall be extended for a period of time equal to the pendency of any court proceedings, including appeals. Further, Executive agrees that, should the Company undertake any efforts to defend, confirm or declare the validity of any of the covenants contained in Sections 2, 3 and 4 of this Addendum, the Company shall be entitled to recover from Executive all of its reasonable attorneys’ fees and costs incurred in prosecuting or defending any such action or engaging in any such efforts.

Section 9. Dispute Resolution; Mediation and Arbitration.

Except as provided in the last sentence of this paragraph to the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and Executive agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Addendum or her employment with the Company, including but not limited to claims for discrimination or other alleged violations of any federal, state or local employment and labor law statutes, ordinances or regulations, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (a) Step One: non-binding mediation, and (b) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Labor Arbitration Rules and Mediation Procedures (the “AAA Labor Rules”). Disputes encompassed by this Section 9 include claims for discrimination arising under local, state or federal statutes or ordinances and claims arising under any state’s labor laws. Notwithstanding anything to the contrary in the AAA Labor Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in the city nearest to Executive's office location during the course of Executive's employment with the Company or an alternative location mutually agreeable to Executive and the Company. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Labor Rules. The Company will be responsible for the arbitration charges, including the costs of the mediator and arbitrator. The Company and Executive agree that the arbitrator shall apply the substantive law of the State of New York to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Labor Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Labor Rules (a copy of which is available through AAA’s website, www.adr.org), the arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law to the extent set forth in Section 6 hereof.

In the unlikely event the AAA refuses to accept jurisdiction over a dispute, Executive and the Company agree to submit to Judicial-Arbitration-Mediation Services (“JAMS”) mediation and arbitration applying the JAMS equivalent of the AAA Labor Rules. Under such circumstances, any costs agreed to be paid by the Company above, shall apply equally to a JAMS mediation and arbitration. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.

Section 10. Severance.

In the event Executive is made redundant or otherwise has her employment terminated without cause and for reasons unrelated to poor performance, Executive shall be entitled to receive a minimum severance payment amounting to 26 weeks of Executive's base salary at the time of Executive's exit contingent upon Executive executing, and not revoking, the Company's standard release agreement then in use.

Section 11. Miscellaneous.

(a)Governing Law. This Addendum shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of laws provisions thereof.

(b)No Waiver. The failure of a party to insist upon strict adherence to any term of this Addendum on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Addendum.

(c)Severability. In the event that any one or more of the provisions of this Addendum shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Addendum shall not be affected thereby.

(d)Counterparts; Effectiveness. This Addendum may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Addendum shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto including by fax or electronic pdf.

ACCEPTED AND AGREED:

/s/ Nancy Shanik
Nancy Shanik